Exhibit (b)(1)

CONFORMED COPY

FACILITIES AGREEMENT

Dated 4 February 2008

(1)           DANFOSS A/S
as Parent, Original Borrower and Guarantor

(2)           DANSKE BANK A/S
as Lender

for

USD 600,000,000
Committed Multicurrency Term Loan and Revolving Credit Facilities

CONTENTS

Clause		Page

1	BACKGROUND	3
2	INTERPRETATION	4
3	COMMITMENT, CURRENCY AND PURPOSE	17
4	CONDITIONS PRECEDENT	17
5	DRAWDOWN	19
6	INTEREST	20
7	DEFAULT INTEREST	22
8	PREPAYMENT AND CANCELLATION	23
9	REPAYMENT	24
10	PAYMENTS IN GENERAL	24
11	FEES	26
12	GUARANTEE AND INDEMNITY	27
13	REPRESENTATIONS AND WARRANTIES	29
14	COVENANTS	31
15	EVENTS OF DEFAULT	34
16	INCREASED COSTS	36
17	FORCE MAJEURE AND SIMILAR EVENTS	37
18	ACCELERATION	37
19	MITIGATION	38
20	CURRENCY INDEMNITY	38
21	OTHER INDEMNITIES	39
22	ASSIGNMENT	40
23	CHANGES TO THE BORROWERS	40
24	LIABILITY	42
25	SET-OFF	42
26	BORROWER’S AGENT	42
27	COMMUNICATIONS	42
28	APPLICABLE LAW AND LEGAL VENUE	44
29	MISCELLANEOUS	45
30	SIGNATORIES	45

Schedule		Page

1	FORM OF DRAWDOWN NOTICE	46
2	FORM OF SELECTION NOTICE	47
3	FORM OF ACCESSION LETTER	48
4	FORM OF RESIGNATION LETTER	49
5	FORM OF BOARD RESOLUTION	50
6	FORM OF POWER OF ATTORNEY	51
7	FORM OF MARGIN CERTIFICATE	52
8	FORM OF CERTIFICATE OF COMPLIANCE	53
9	BANK CASE	54

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THIS AGREEMENT is dated and made on 4 February 2008

BETWEEN

(1)	DANFOSS A/S
(CVR-no 20165715)
Nordborgvej 81
DK-6430 Nordborg
Denmark
(hereinafter referred to as the “Parent” or the “Original Borrower” or the “Guarantor” as the case may be)

(2)	DANSKE BANK A/S
(CVR-no 61126228)
2-12 Holmens Kanal
DK-1092 Copenhagen K
Denmark
(hereinafter referred to as the “Lender”)

1.	BACKGROUND

(A)
The Parent has requested the Lender to provide to the Borrowers (as hereinafter defined) committed 7-year term loan and revolving credit facilities in an amount of up to USD 600,000,000 (the “Facility”) or the equivalent thereof in any Optional Currency (as hereinafter defined).

(B)	The Lender has agreed to extend for the purposes set out in Clause 3 (Commitment, Currency and Purpose) the Facility subject to the terms and conditions set out in this Agreement.

(C)	The Lender has agreed that subject to the terms of this Agreement, certain Group Companies (as hereinafter defined) may accede to the Agreement and become Additional Borrowers.

(D)
The Lender has requested and the Parent has agreed as a condition precedent to the extension of the Facility that the Parent will guarantee any borrowings by any Additional Borrower under this Agreement.

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2.	INTERPRETATION

2.1	Definitions: In this Agreement the following words and expressions, except where the context otherwise requires, shall have the following meaning:

2.1.1	“Accession Letter”
shall mean the accession letter to be delivered by the Parent, the Guarantor and the Additional Borrower to the Lender in accordance with Clause 23.1 (Additional Borrowers) substantially in the form attached as Schedule 3 (Form of Accession Letter);

2.1.2	“Acquisition Documents”
shall mean all agreements entered into or to be entered into between the Parent and/or a Subsidiary as purchaser and the Murmann Family and/or Danfoss Murmann Holding A/S and/or Sauer Holding GmbH as sellers concerning the Parent's acquisition of shares in Target and/or Danfoss Murmann Holding A/S and/or Sauer Holding GmbH expected to be in the form of a share purchase agreement (including any call options and additional performance dependant payments) and a shareholders’ agreement with the purpose of gaining Control over Target;

2.1.3	“Additional Borrower”	shall mean any Subsidiary which becomes an Additional Borrower in accordance with Clause 23 (Changes to the Borrowers);

2.1.4	“Agreement”	shall mean this Agreement so designated, with pertaining Schedules as amended from time to time;

2.1.5	“Approved Restructuring Costs”
shall mean Restructuring Costs incurred by the Group between the Signing Date and the date ending on 31 March 2011 as set out in the Bank Case up to a maximum amount of USD 120,000,000 in the aggregate provided, however, that such Restructuring Costs shall for the period commencing on the Signing Date and ending on 31 March 2009 and the period commencing on 1 April 2009 and ending on 31 March 2010 and the period commencing on 1 April 2010 and ending on 31 March 2011 not exceed USD 30,000,000 for each specified period;

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2.1.6	“Authorised Persons”
shall mean in respect of the Parent and Guarantor each of the chief executive officer and the chief financial officer or any person authorised by a duly signed Power of Attorney and in respect of each other Borrower any person authorised by a power of attorney duly signed on behalf of such Borrower;

2.1.7	“Availability Period”	shall mean:

		a)	for Facility A the period from and including the Signing Date up to and including the date falling 30 days before the Final Maturity Date;

		b)	for Facility B the period from and including the Signing Date up to and including the date falling 4 years after and including the Signing Date;

		c)	for Facility C the period from and including the Signing Date up to and including the date falling 6 years after and including the Signing Date;

2.1.8	“Banking Day”
shall mean any day on which banks are open for the transaction of business (i) in Copenhagen and New York and (ii) in relation to a transaction involving an Optional Currency (other than EUR) the principal financial centre of the country of the relevant Optional Currency and (iii) (in relation to any date for payment or purchase of EUR) which is a TARGET Day (a day on which payments in EUR are settled in the Trans-European Automated Realtime Gross Settlement Express Transfer System);

2.1.9	“Bank Case”
shall mean the information material dated on or about January 2008 titled “Bank Case” for the Target and the Group as agreed and accepted by the Parent and the Lender as set out in Schedule 9 (Bank Case);

2.1.10	“Base Currency”	shall mean USD or such other currency as the Lender and the Parent may agree at the request of the Parent;

2.1.11	“Borrowers”	shall mean the Parent and each Additional Borrower acceding to the Agreement and Borrower means any or each of them;

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2.1.12	“Calculation Period”	shall mean each period of four consecutive quarterly financial periods ending on 31.03, 30.06, 30.09 and 31.12, as applicable;

2.1.13	“Certificate of Compliance”
shall mean a certificate substantially in the form set out in Schedule 8 (Form of Certificate of Compliance) setting out the Consolidated Net Interest Bearing Debt to the Consolidated EBITDA for the Group, on basis of the annual audited consolidated financial statements of the Group;

2.1.14	“Change of Control”	shall mean a change of control according to Clause 8.7 (Change of Control);

2.1.15	“Closing Date”	shall mean the closing of the transaction contemplated by the Acquisition Documents whereby the Parent directly or indirectly obtains Control over Target;

2.1.16	“CIBOR”
(Copenhagen Interbank Offered Rate) shall mean for a term of any Loan or overdue amount in DKK

(a)   the rates which appears on the applicable screen (i.e. Reuters page DKNA13) or any successor page thereof; or

(b)   if no screen rate is available for DKK or term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lender in the Copenhagen interbank market, as of 11.00 a.m. (Copenhagen time) on the rate fixing day for the offering of deposits in DKK for a period comparable to that term;

2.1.17	“Commitment”
shall mean the Facility A Commitment, the Facility B Commitment and the Facility C Commitment not exceeding in aggregate USD 600,000,000 or the equivalent thereof in any Optional Currency to be made available to the Borrowers by the Lender;

2.1.18	“Commitment Fee”	shall mean the fee specified as such in Clause 11.2 (Commitment Fee);

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2.1.19	“Commitment Period”	shall mean the period from the Signing Date to the Final Maturity Date, upon which date the Facility and any other outstanding hereunder shall fall due for repayment in full;

2.1.20	“Consolidated EBITDA”	shall mean in respect of any relevant Calculation Period EBIT (as hereinafter defined),

		a)	after adding back amortisation of any goodwill or any intangible assets,

		b)	after adding back any depreciation on fixed assets,

		c)	after adding back any Approved Restructuring Costs, and

d)
after adding back or deducting, as the case may be, the amount of any impairment or loss or gain against book value arising on disposal of any asset excluding extraordinary and exceptional items and costs;

as set out in the Group's quarterly unaudited consolidated financial statements, for the relevant Calculation Period;

2.1.21	“Consolidated Net Interest Bearing Debt”	shall mean in respect of any relevant Calculation Period,
		a)	all interest bearing obligations (including financial lease obligations which shall be treated as debt);

		b)	plus, without duplication, all off balance sheet liabilities including the net mark to market value of any hedging, or other derivative transaction (including any forward sale or purchase agreement);

c)
and including any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument, but in any case not performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading, issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group;

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		d)	but excluding operating lease obligations,

		e)	and excluding obligations in respect of call options provided for in the Acquisition Documents,

		f)	and excluding obligations in respect of pension or other post-employment benefit schemes within the Group; less

		g)	cash in hand, immediately available funds, and any other liquid and marketable instruments, securities and investments equivalent to cash, which are not restricted,

as set out in the Group's quarterly unaudited consolidated financial statements, for the relevant Calculation Period;

2.1.22	“Contractual Currency”	shall mean the currency specified as such in Clause 20.1 (Indemnity);

2.1.23	“Control”	shall mean in relation to any entity an entity holding directly or indirectly more than 50 % of the capital and voting rights of another entity;

2.1.24	“Default Interest”	shall mean the interest specified as such in Clause 7 (Default Interest);

2.1.25	“DKK”	shall mean the lawful currency for the time being of the Kingdom of Denmark;

2.1.26	“Drawing Date”	shall mean the date of the making of a Loan pursuant to Clause 5 (Drawdown);

2.1.27	“EBIT”	a)
shall mean, in respect of any relevant Calculation Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations and including the results from new operations acquired) as set out in the Group's quarterly unaudited consolidated financial statements, for the relevant Calculation Period before deducting any finance charges;

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		b)	before taking into account any finance income;

		c)	not including any accrued interest owing to any member of the Group;

d)
before taking into account any exceptional items, i.e. items that are not specified in the quarterly unaudited financial statements of the Group as being either ordinary or secondary to the principal activities of the Group;

		e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

		f)	before taking into account net profit or losses after tax from joint ventures or associated companies;

		g)	before taking into account any unrealised gains or losses on any derivative or financial instruments (other than any derivative instrument which is accounted for on a hedge accounting basis); and

h)
before deducting expenses and before taking into account income from fair value adjustments for stock options and warrants where the option or warrant holder has the right to receive cash settlement of the warrant or option;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation;

2.1.28	“Effective Date”	shall mean the date as of which the Facility will become available for drawing in accordance with Clause 4 (Conditions Precedent);

2.1.29	“End Date”	shall mean the maturity date of a Loan pursuant to Clause 5 (Drawdown);

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2.1.30	“EUR”	shall mean euro being the lawful single currency unit of the participating member states of the European Monetary Union;

2.1.31	“EURIBOR”	(Euro Interbank Offered Rate) shall mean for a term of any Loan or overdue amount in EUR:

(a) the rates which appears on the applicable screen (i.e. Reuters page EURIBOR01) or any successor page thereof; or

(b)
if no screen rate is available for that term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Lender in the European interbank market, as of 11.00 a.m. (Brussels time) on the rate fixing day for the offering of deposits in EUR for a period comparable to that term;

2.1.32	“Event of Accelerated Repayment”	shall mean an event specified as such in Clause 18 (Acceleration);

2.1.33	“Event of Default”	shall mean an event specified as such in Clause 15 (Events of Default);

2.1.34	“Facility”	shall mean Facility A, Facility B or Facility C, the terms of which are set out herein;

2.1.35	“Facility A”	shall mean the revolving credit facility made available under this Agreement as described in Clause 3.1 (Commitment) and paragraph (a) of Clause 3.3 (Purpose);

2.1.36	“Facility A Commitment”	shall mean the Base Currency amount of USD 200,000,000 to the extent not cancelled or reduced;

2.1.37	“Facility A Loan”	shall mean a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

2.1.38	“Facility B”	shall mean the term loan facility made available under this Agreement as described in Clause 3.1 (Commitment) and paragraph (b) of Clause 3.3 (Purpose);

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2.1.39	“Facility B Commitment”	shall mean the Base Currency amount of USD 200,000,000 to the extent not cancelled or reduced;

2.1.40	“Facility B Loan”	shall mean a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

2.1.41	“Facility C”	shall mean the term loan facility made available under this Agreement as described in Clause 3.1 (Commitment) and paragraph (c) of Clause 3.3 (Purpose);

2.1.42	“Facility C Commitment”	shall mean the Base Currency amount of USD 200,000,000 to the extent not cancelled or reduced;

2.1.43	“Facility C Loan”	shall mean a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan;

2.1.44	“Final Maturity Date”	shall mean the 4 February 2015;

2.1.45	“Finance Documents”	shall mean this Agreement with all its appendices and each Accession Letter;

2.1.46	“Financial Indebtedness”	shall mean any indebtedness for or in respect of:

		a)	moneys borrowed;

		b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

		c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS or any other applicable accounting principles, be treated as a finance or capital lease;

		e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

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		f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

g)
any derivatives transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

		h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

		i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

2.1.47	“Group” and “Group Companies”	shall mean the Parent and its Subsidiaries;

2.1.48	“Guarantor”	shall mean the Parent;

2.1.49	“IBOR”	shall mean LIBOR, CIBOR or EURIBOR, as applicable;

2.1.50	“IFRS”	shall mean international accounting standards within the meaning of IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

2.1.51	“Increased Costs”	shall mean (without double counting):

		a)	an additional or increased cost;

		b)	a reduction in the rate of return under a Finance Document or on its overall capital; or

		c)	reduction of an amount due and payable under any Finance Document;

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which is incurred or suffered by the Lender or any of its affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document;

2.1.52	“Interest Payment Date”	shall subject to Clause 8.1 (Voluntary Prepayment) mean the last day of each Interest Period;

2.1.53	“Interest Period”
shall mean a period of 1 (one), 3 (three), 6 (six) or 12 (twelve) months or such other period as agreed upon in advance between the relevant Borrower and the Lender for the calculation of the interest on the Loan, provided that any such period:

		1)	shall start on the Drawing Date;

2)
which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding day which is a Banking Day in the same calendar month (if there is one) or the proceeding Banking Day (if there is not) or whatever day the Lender determines is market practice;

		3)	which would otherwise end on a day occurring after the Final Maturity Date shall be shortened to end on the Final Maturity Date;

2.1.54	“Interest Rate”
shall mean the rate of interest payable by the relevant Borrower to the Lender in respect of any Loan equal to the aggregate of LIBOR (if the Loan is denominated in USD), CIBOR (if the Loan is denominated in DKK) or EURIBOR (if the Loan is denominated in EUR) or LIBOR for any other Optional Currency and the applicable Margin;

2.1.55	“LIBOR”	(London Interbank Offered Rate) shall mean for a term of any Loan or overdue amount denominated in USD or any currency other than EUR and DKK:

(a) the rates which appears on the applicable screen (i.e. Reuters page LIBOR01/LIBOR02 or any successor page thereof); or

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(b)
if no screen rate is available for the relevant currency or term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lender in the London interbank market, as of 11.00 a.m. (London time) on the rate fixing day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that term;

2.1.56	“Loan”	shall mean the Facility A, Facility B or Facility C loan;

2.1.57	“Margin”	shall mean a margin of initially 0.530 % p.a., subject to Clause 6.6 (Margin Adjustment);

2.1.58	“Margin Certificate”	shall mean a certificate substantially in the form set out in Schedule 7 (Form of Margin Certificate) setting out the Consolidated Net Interest Bearing Debt to the Consolidated EBITDA for the Group;

2.1.59	“Material Adverse Effect”	shall mean the occurrence of one or more events which in the reasonable opinion of the Lender have a material adverse effect on:

		a)	the ability of the Borrowers and/or the Guarantor or the Group (taken as a whole) to perform their obligations under the Finance Documents; or

		b)	the validity or enforceability of any of the Finance Document or the rights or remedies of the Lender under any of the Finance Document;

2.1.60	“Notice”	shall mean a communication specified as such in Clause 27.1 (Communications);

2.1.61	“Notice of Drawdown”	shall mean a notice from a Borrower to the Lender substantially in the form set out in Schedule 1 (Form of Notice of Drawdown) whereby a Borrower requests a Loan;

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2.1.62	“Optional Currency”
shall mean DKK and EUR subject to the prior approval of the Lender or such other currency as agreed between the Borrower and the Lender which is freely convertible into EUR and available to the Lender in the Lender’s sole opinion;

2.1.63	“Original Borrower”	shall mean the Parent;

2.1.64	“Parent”	shall mean Danfoss A/S, situated at Nordborgvej 81, DK-6430 Nordborg, Denmark, a limited liability company incorporated under CVR no. 20165715 and existing under the laws of the Kingdom of Denmark;

2.1.65	“Party(ies)”	shall mean any or all of the parties hereto as indicated in each instance by context;

2.1.66	“Relevant Amount”	shall mean the amount specified as such in Clause 20.1.2 (Payment of Deficit);

2.1.67	“Repayment Date”	shall mean the Final Maturity Date;

2.1.68	“Repeating Representations”
shall mean each of the representations and warranties set out in Clause 13.1.1 (Corporate Existence), Clause 13.1.2 (Ultra Vires Activities), Clause 13.1.3 (Powers and Authorisations), Clause 13.1.5 (Validity and Enforceability), Clause 13.1.6 (Performance), Clause 13.1.8 (Pari Passu), and Clause 13.1.9 (No Default);

2.1.69	“Resignation Letter”
shall mean the resignation letter to be delivered by the Parent and the relevant Borrower to the Lender in accordance with Clause 23.6 (Resignation of a Borrower) substantially in the form attached as Schedule 4 (Form of Resignation Letter);

2.1.70	“Restructuring Costs”
shall mean any and all costs incurred by the Group in respect of initiatives aimed at improving the performance of Target within purchase, sale and manufacturing as well as overhead related thereto as set out in the Bank Case;

2.1.71	“Selection Notice”
shall mean a notice from a Borrower to the Lender substantially in the form set out in Schedule 2 (Form of Selection Notice) whereby a Borrower request a new Interest Period for a Term Loan A or Term Loan B Loan, and/or request a change of currency for a Term Loan A or Term Loan B Loan;

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2.1.72	“Signing Date”	shall mean the date of this Agreement;

2.1.73	“Structure Memorandum”	shall mean the overview over the structure relating to the acquisition of the Target produced by the Parent and dated on or about January 2008;

2.1.74	“Subsidiary”	shall mean an entity (whether or not now existing) Controlled by the Parent;

2.1.75	“Target”
shall mean Sauer-Danfoss Inc., situated at 250 Parkway Drive, Lincolnshire, IL 60069, a limited liability company incorporated under the laws of Delaware and listed on the New York Stock Exchange and Frankfurter Wertpapierbörse;

2.1.76	“Taxes”
shall mean all present and future income and other taxes, value added tax, withholding tax, levies, imposts, stamp, registration and other duties, deductions, charges, compulsory loans and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof imposed by any authority at any time in respect of any payments made or to be made to the Lender hereunder;

2.1.77	“USD”	shall mean the lawful currency for the time being of the United States of America.

2.2	References: In this Agreement, unless the contrary intention appears, a reference to:

2.2.1	A provision of law is a reference to that provision as amended or re-enacted;

2.2.2	A Clause or a Schedule is a reference to a clause or a schedule to this Agreement;

2.2.3	A person or entity includes its transferees and assigns;

2.2.4	Words importing the singular shall include the plural and vice versa.

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3.	COMMITMENT, CURRENCY AND PURPOSE

3.1
Commitment: Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make available to the Borrowers committed term loan and revolving credit facilities in an aggregate amount equal to the Facility A Commitment, the Facility B Commitment and the Facility C Commitment.

3.2
Liability several and not joint: The liability of each of the Borrowers hereunder shall be several and not joint, however subject to the Guarantors obligations in accordance with Clause 12 (Guarantees and Indemnity).

3.3	Purpose: The Facility is extended for the following purposes:

(a)
a Facility A for partly financing the acquisition by the Parent and/or a Subsidiary of approximately 17.5 % of the share capital (of whatever class) of the Target in accordance with the Acquisition Documents and the Structure Memorandum, together with all related rights for a cash consideration of USD 500,000,000 and for general corporate purposes;

(b)
a Facility B for the purpose of partly financing the acquisition by the Parent and/or a Subsidiary in accordance with the Acquisition Documents and the Structure Memorandum of an additional approximately 10.5 % of the share capital (of whatever class) of the Target, together with all related rights and - if required - the additional performance dependant payment provided for in the Acquisition Documents;

(c)
a Facility C for the purpose of partly financing the acquisition by the Parent and/or a Subsidiary in accordance with the Acquisition Documents and the Structure Memorandum of an additional approximately 10.5 % of the share capital (of whatever class) of the Target, together with all related rights and - if required - the additional performance dependant payment provided for in the Acquisition Documents;

(d)	financing acquisition costs (costs, fees and expenses) in connection with the Facility and the acquisition of the share capital according to (a), (b) and (c) above.

3.4	Currency: Any Loan made hereunder shall be denominated in the Base Currency or in any Optional Currency.

3.5	Expiry of Commitment: The commitment of the Lender to make any Loan pursuant to the Commitment shall lapse at the end of the Availability Period.

4.	CONDITIONS PRECEDENT

4.1
Conditions Precedent: It is a condition precedent to the availability of the Facility to the Borrowers that the Lender has received the following documents and evidence in the form and substance as satisfactory to the Lender:

4.1.1	Articles of Association: Certified copies of the Articles of Association of each Borrower and the Guarantor;

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4.1.2	Transcripts: Certified copies of the company registration certificate in respect of each Borrower and the Guarantor;

4.1.3
Board Resolutions: A copy of a resolution of the Board of Directors of each Borrower and the Guarantor, in the form and substance as Schedule 5 (Board Resolution), in respect of each Borrower authorising the obtaining from the Lender of the Facility contemplated by this Agreement, and in respect of the Guarantor authorising its obligation to guarantee the obligations of the Borrowers under the Facility;

4.1.4
Power of Attorney: A power of attorney (if applicable) in the form and substance as set out in Schedule 6 (Power of Attorney) evidencing that the person or persons signing on behalf of each Borrower or the Guarantor is/are authorised to execute and deliver this Agreement and attached Schedules;

4.1.5
Certificate of Parent; A certificate of the Parent, signed by Authorised Persons, confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Borrower to be exceeded;

4.1.6	Notice of Drawdown: Each Notice of Drawdown in accordance with Clause 5.1.5 (Notice of Drawdown);

4.1.7
Accession Letter: In respect of each Additional Borrower acceding to this Agreement, an Accession Letter in the form and substance as set out in Schedule 3 (Form of Accession Letter) to this Agreement executed by the relevant Additional Borrower, the Parent and the Guarantor; and if the Additional Borrower is incorporated in a jurisdiction other than Denmark, a legal opinion from legal advisers in that jurisdiction, addressed to the Lender;

4.1.8	Acquisition Documents: A copy of the executed Acquisition Documents, including the conditions for exercising the call options there under and any performance dependant payments;

4.1.9	Bank Case: A Bank Case for the Target and the Group, including assumptions and projections for the duration of the Facility, subject to the Parent and the Lenders approval;

4.1.10
McKinsey Report: A copy of the discussion document prepared by McKinsey & Company, Inc. on or about October 2007 describing the expected growth potential, expected synergies and possible cost savings for Sauer-Danfoss Inc. in connection with the establishment of the Acquisition Documents;

4.1.11
Legal Opinions: A copy of the below legal opinions (in the final form) confirming that redemption of or compensation to the minority share holders in Sauer-Danfoss Inc. is not required in connection with the transactions contemplated by the Acquisition Documents or the exercising of the call options and any performance dependant payments according to the Acquisition Documents, if any, in the form of :

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•	A memo dated 8 March 2005 from William A Groll and Julie A. Southfield of Cleary Gotlieb Steen & Hamilton LLP headed: “Possible acquisition by Danfoss A/S of shares held by Murmann in Sauer-Danfoss”;

•
A memo in the form of a fax dated 19 May 2005 from Samuel A. Nolen and Birgitte V. Fresco of Richards, Layton & Finger to Dr. Ina-Marja Böning of the Parent headed: “K. Murmann Vervaltungsgesellschaft mbH”;

•	A memo dated 23 October 2007 from Uri Doron of Troutman Sanders LLP to Anders Stahlschmidt of the Parent headed “Possible acquisition by Danfoss A/S of shares held by Murmann”;

4.1.12	Agreement: An original copy of this Agreement, duly executed by all Parties.

4.2
Completion Failure: The commitment of the Lender to make the Facility available to the Borrowers shall lapse if the conditions precedent referred to in Clause 4.1 (Conditions Precedent) have not been satisfied with respect to the Borrowers, the Parent and the Guarantor prior to the first drawdown. Upon the occurrence of an automatic cancellation as per this Clause 4 (Conditions Precedent) the Parent shall (subject to receipt of documentation of such costs) reimburse the Lender the market costs of unwinding any funding obtained plus any other costs incurred by the Lender in connection with the cancellation of the funding.

5.	DRAWDOWN

5.1	Availability: For the duration of the Availability Period, Loans in the Base Currency or an Optional Currency, approved by the Lender, may be requested by any Borrower and shall be made subject to:

5.1.1	Conditions Precedent: the conditions precedent set out in Clause 4 (Conditions Precedent) having been and continuing to be fulfilled with respect to the Borrower in question and/or the Guarantor;

5.1.2
No Event of Default: no Event of Default or Event of Accelerated Repayment having occurred with respect to the Borrower in question and no other event having occurred with respect to said Borrower which would constitute an Event of Default or an Event of Accelerated Repayment provided that in each case such event is continuing; and

5.1.3
Free Transferability: with respect to the requested Loan no hindrances in the transfer of convertible currency from any member of the European Monetary Union, to the Kingdom of Denmark, the United States of America or to any country the currency of which is an Optional Currency (if relevant) has occurred or is threatening; and

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5.1.4
Representation and Warranties: each of the representations and warranties mentioned in Clause 13 (Representations and Warranties) with respect to the Borrower in question remaining accurate and true in all material respects on each Drawing Date as if given on that date by reference to the facts and circumstances then existing; and

5.1.5
Notice of Drawdown: the receipt by the Lender of a duly completed Notice of Drawdown from a Borrower in the form set out in Schedule 1 (Form of Notice of Drawdown) prior to 10.00 a.m. Copenhagen time 3 (three) Banking Days in advance of the requested Drawing Date; and

5.1.6
Completion of Notice of Drawdown: Each Notice of Drawdown is irrevocable and will not be regarded as having been duly completed unless a) it identifies the Borrower; b) it states the proposed Base Currency or Optional Currency amount to be made; c) the Interest Period for the relevant Loan; d) the Drawing Date for the relevant Loan; e) the End Date for the relevant Loan and f) the proposed Drawing Date is a Banking Day falling within the Availability Period; and

5.1.7
Drawings: For the duration of the Availability Period and subject to the terms of this Agreement the Commitment shall be available for drawings according to the purpose set out under Clause 3.3 (Purpose), however, in each event in a minimum amount of USD 1,000,000 (USD one million) and furthermore in integral multiples of USD 100,000 (USD one hundred thousand) or the equivalent thereof in any Optional Currency in integral multiples of 1,000,000 (one million); and

5.1.8
Maximum number of Loans: A Borrower may not deliver a Notice of Drawdown if as a result of the proposed Loan (i) more than 4 (four) Facility A Loans; (ii) 5 (five) Facility B Loans; or (iii) 5 (five) Facility C Loans would be outstanding; and

5.1.9
Authorisation: Each Borrower hereby irrevocably and unconditionally authorises the Lender to draw and settle (by way of set-off or otherwise) without the receipt of a Notice of Drawdown to such effect the proceeds of a Loan for the purposes of discharging  interest accrued and payable as set out herein or fees and costs incurred and reimbursable by that Borrower as set out in Clauses 11 (Fees) and 21 (Other Indemnities).

6.	INTEREST

6.1
Interest Payment: A Borrower to which a Loan has been made shall subject to Clause 6.4 (Payment of Interest) pay interest in respect of that Loan in arrears on each Interest Payment Date calculated at the rate of the Interest Rate.

6.2
Selection of Interest Period: A Borrower’s choice of Interest Period shall be specified in the Notice of Drawdown in the form set out in Schedule 1 (Form of Notice of Drawdown) or in case of Facility B Loans and Facility C Loans (if the Loan(s) has already been borrowed) in a Selection Notice in the form set out in Schedule 2 (Form of Selection Notice), to be received by the Lender prior to 10.00 a.m. Copenhagen time 3 (three) Banking Days in advance of the first day of the requested Interest Period. If an Interest Period has not been selected by the relevant Borrower in the Notice of Drawdown or in the Selection Notice where applicable, the Interest Period shall be for a duration of 1 (one) month.

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6.3
Selection of Currency: A Borrower may at the end of an Interest Period, in case of a Facility B Loan and Facility C Loan, select another Optional Currency subject to the Lender receiving from the Borrower a duly completed and irrevocable Selection Notice.

6.4
Payment of Interest: The Borrower shall pay accrued interest on outstanding Loans on the last day of each Interest Period. Interest accrued in respect of any Loan with an Interest Period of a duration in excess of 6 (six) months shall fall due, be paid and discharged in instalments whereof the first payment shall be made on the day occurring 6 (six) months after the Drawing Date in relation to such Loan for the period then lapsed and hence at the end of each following 6 (six) months period and the balance in respect of any residual period which is of a duration of less than 6 (six) months shall be made by the relevant Borrower at the end of the Interest Period in respect of such Loan.

6.5
Calculation of Interest: The Interest Rate on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable Margin and LIBOR, CIBOR or EURIBOR as defined under Interest Rate herein.

6.6	Margin Adjustment: From and after 1 January 2009, the applicable Margin shall be subject to variation, as set out in the following table:

Leverage Ratio	Margin (% p.a.)
(x)
1.5 > x	0.400
1.5 ≤ x < 2.0	0.450
2.0 ≤ x < 2.5	0.530
2.5 ≤ x < 3.2	0.600
3.2 ≤ x	0.850

Where for such purposes, “Leverage Ratio” or “x” means the ratio of Consolidated Net Interest Bearing Debt to Consolidated EBITDA.

6.7
Determination of the Leverage Ratio: The Leverage Ratio shall be determined as of the last day of each quarter (each such date a “Testing Date”) over a period of the four consecutive quarters falling immediately prior to the Testing Date (the “Calculation Period”), with the first such Testing Day being 31 December 2008; and by reference to the most recent quarterly unaudited consolidated financial statements of the Group.

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6.8
Delivery of Margin Certificate: The Parent shall deliver a Margin Certificate in the form set out in Schedule 7 (Margin Certificate), signed by Authorised Persons, to the Lender no later than 75 days after the end of each financial quarter. Changes to the Margin will apply to each Loan made after the date of receipt by the Lender of the relevant Margin Certificate and to each outstanding Loan on the first Banking Day following receipt of the Margin Certificate by the Lender.

6.9
Confirmation of Margin Certificate: The Leverage Ratio as of the end of the financial year based on the annual audited consolidated financial statements of the Group shall be confirmed by Authorised Persons of the Parent in a certificate of compliance in the form set out in Schedule 8 (Certificate of Compliance), which shall be delivered to the Lender no later than 120 days after the end of such financial year (the “New Determination”).

6.10
New Determination of Margin: If the Margin has been adjusted in reliance on or calculated on the basis of a Margin Certificate but the New Determination does not confirm the adjustment or calculation, the adjustment or calculation will be reversed with retrospective effect from the date of the relevant Margin Certificate and the New Determination of the Margin shall apply for the relevant financial quarter. If, in this event, any amount of interest has been paid by the Borrower on the basis of the Margin Certificate, the Borrower shall immediately pay to or receive from the Lender, as relevant, for the account of the Lender, the balance in the amount which would have been paid to the Lender if the New Determination of the Margin had been applied.

6.11
Retrospective Adjustment of Margin: If the Margin has been calculated on the basis of a Margin Certificate but would have been different if the New Determination had been applied, the New Determination of the Margin will instead be applied for the relevant financial quarter, with retrospective effect from the date of the relevant Margin Certificate. If, in this event, any amount of interest has been paid by the Borrower on the basis of the Margin Certificate, the Borrower shall immediately pay to or receive from the Lender, as relevant, for the account of the Lender the balance in the amount which would have been paid to the Lender if the New Determination of the Margin had been applied.

6.12
Default Margin: Notwithstanding the foregoing, and without prejudice to Clause 7 (Default Interest), upon receipt of notice from the Lender of any Event of Default or in the event that the Parent has not provided a Margin Certificate or Certificate of Compliance when due, the Margin shall automatically and immediately revert to 0.850 % p.a. for the duration of such Event of Default or breach.

6.13	Day Count Convention: Interest shall be calculated on the actual number of days elapsed on a 360 days year basis or on such other basis as is customary in respect of the relevant currency.

7.	DEFAULT INTEREST

7.1
Default Interest: In the event that any Borrower fails to pay any principal, interest or any other amount due and payable hereunder, that Borrower shall pay to the Lender interest (the “Default Interest”) on such amount from the due date until payment is received by the Lender at a rate of 2.000 % p.a. above the Interest Rate (in respect of such period as determined by the Lender in its reasonable opinion). The Default Interest will be compounded at the end of the funding period determined by the Lender as per this Clause 7 (Default Interest) and is payable on demand.

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8.	PREPAYMENT AND CANCELLATION

8.1
Voluntary Prepayment: A Borrower may at any time during the Commitment Period subject to that Borrower giving the Lender 10 (ten) days’ irrevocable prior written notice and subject to Clauses 8.2 (Funding Costs) and 8.5 (Minimum Amounts) prepay part or all of any Loan.

8.2
Funding Costs: If the date of repayment as selected by a Borrower falls before the lapse of an Interest Period, that Borrower shall reimburse the Lender the market costs of unwinding the funding obtained (i.e. for the period commencing at the date of repayment and ending on the applicable Interest Payment Date(s)) in addition to any other costs incurred by the Lender (as reasonably determined by the Lender and subject to documentation thereof) in connection with the cancellation of any funding obtained or otherwise. Any broken funding benefits shall accrue for the account of and be paid to the relevant Borrower.

8.3
Redrawing: Any amounts voluntarily prepaid (but not cancelled) in accordance with this Clause 8 (Prepayment and Cancellation) may in case of Facility A be redrawn up to the maximum of Facility A as stipulated at any given point in time according to Clause 3.1 (Commitment), such redrawing to be in accordance with Clause 5 (Drawdown), and in case of Facility B and Facility C not be redrawn.

8.4
Cancellation Notice: The Parent may at any time during the Availability Period subject to the Parent giving the Lender 10 (ten) days’ irrevocable prior written notice and subject to Clauses 8.2 (Funding Costs) and 8.5 (Minimum Amounts) cancel part or all of the unutilised part of the Commitment without such cancellation giving rise to the payment of a cancellation fee. No amount of the Commitment cancelled may subsequently be reinstated.

8.5
Minimum Amounts: A cancellation (wholly or partly) of the Commitment or prepayment (wholly or partly) of any Loan shall be in minimum amounts of USD 5,000,000 (USD five million) and furthermore in integral multiples of USD 1,000,000 (USD one million) or the equivalent thereof in any Optional Currency in integral multiples of 1,000,000 (one million).

8.6
Rollover: Any Loan made hereunder shall be repaid in full at the occurrence of the relevant Repayment Date in case of Facility B and Facility C and on the relevant Interest Payment Date in case of Facility A. Such repayment can, in case of Facility A however, subject to Clause 9.1 (Final Maturity Date) and furthermore conditional on the receipt of a Notice of Drawdown to such effect by the Lender and compliance by the relevant Borrower with the other terms hereof be made by application of the proceeds of a new Loan in an amount equivalent to the Loan to be repaid.

8.7
Change of Control: For the purposes of this Agreement, a Change of Control will occur if “Bitten og Mads Clausens Fond” (a fund incorporated in Denmark, situated at Nordborgvej 81, DK-6430 Nordborg, Denmark, incorporated under CVR no. 20165715 and existing under the laws of the Kingdom of Denmark) ceases to Control the Parent.

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If a Change of Control occurs:

a)	the Parent shall promptly notify the Lender upon becoming aware of any such event;

b)	the Lender shall not be required to fund any utilisations under this Agreement;

c)
if the Lender so desires the Lender may declare all outstanding under this Agreement together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

9.	REPAYMENT

9.1
Final Maturity Date: The Facility together with all unpaid accrued interest, fees, charges and any other sum payable by each Borrower hereunder shall in any event be repaid in full at the Final Maturity Date in the currency in which any Loan and other amounts are owed.

10.	PAYMENTS IN GENERAL

10.1	Payments: All payments by a Borrower to the Lender under this Agreement shall be made as follows:

10.1.1
Account and Banking Day: All payments shall be paid to the Lender to such account or accounts as the Lender may nominate from time to time, not later than 10.00 a.m. Copenhagen time on the Banking Day when such payments become due and payable. If any Taxes are payable and reimbursable by a Borrower as set out in Clause 10.1.3 (Tax Indemnity) solely due to the nomination by the Lender of an account to which a payment shall be made in a specific country that Borrower shall however be entitled to require the Lender to nominate an account prior to the making of such payment in i) the principal financial centre of the country of the relevant currency in relation to which a payment is to be made; or ii) if the payment is to be made in EUR in the principal financial centre of any member state of the European Communities that has adopted EUR as its lawful currency. If a payment falls due on a day which is not a Banking Day, unless such Banking Day would fall into the next calendar month or if the day on which that payment was otherwise due was the Final Maturity Date.  In such case, the amount to be paid shall be due and payable on the immediately preceding Banking Day;

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10.1.2
Free of Set-off: All payments to be made by the Lender or the Guarantor under this Agreement shall be made with value on the due date in full in immediately available cleared funds without any set-off or counterclaim regardless of whether set-off or counterclaim arises from this Agreement or from any other relationship between the Parties hereto. However, the respective Borrower and the Guarantor shall be entitled to set-off claims that have been acknowledged in writing by the Lender or claims that have been finally settled by arbitration in accordance with Clause 28 (Applicable law and legal venue);

10.1.3
Tax Indemnity: All payments by a Borrower under this Agreement shall be made free and clear and without any deduction for or on account of any Taxes (other than the Lender’s net income tax) imposed by any country or by any authority except to the extent that a Borrower is required by law to make payment subject to any Taxes. If any Taxes or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by a Borrower to the Lender under this Agreement, that Borrower shall pay on demand on a full indemnity basis or in any event within 10 (ten) Banking Days such additional amounts as will result in the Lender receiving a net amount equal to the full amount which it would have received had payment not been made subject to Tax or other deduction. For the avoidance of doubt the parties hereto agree that all amounts set out, or expressed to be payable under this Agreement by a Borrower which (in whole or in part) constitute the consideration for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such supply, and accordingly, subject to the paragraph  below, if value added tax is chargeable on any supply made by the Lender to a Borrower under this Agreement, that Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the value added tax (and the Lender shall promptly provide an appropriate value added tax invoice to that Borrower). Furthermore where this Agreement requires a Borrower to reimburse the Lender for any costs or expenses, that Borrower shall also at the same time pay and indemnify the Lender against all value added tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the value added tax;

10.1.4
Gross-Up: In the event of a Borrower being compelled by law to make any deduction that Borrower shall pay any such additional amounts as will result in the Lender receiving the full amounts due under this Agreement;

10.1.5
Credits: If a Borrower makes any increased payment pursuant to Clause 10.1.3 (Tax Indemnity) or Clause 10.1.4 (Gross-Up) for the account of the Lender and the Lender receives a credit against or relief or remission for or a repayment of any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that the relevant Borrower has not already recovered such amount paid by way of a credit relief, remission of payment pay to the Borrower the amount recovered and attributable to such deduction or withholding;

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10.1.6
Order of Appropriation: In the event that the Lender receives a payment insufficient to discharge all the amounts then due and payable by a Borrower under this Agreement, the Lender shall in the first instance apply that payment towards the discharge of any fees, charges, expenses or other costs, in the second instance against interest, in the third instance towards the repayment of the principal Loan and in the fourth instance in or towards payment of any other sum due but unpaid under this Agreement. The order of appropriation set out in this Clause 10.1.6 (Order of Appropriation) shall override any appropriation made by that Borrower;

10.1.7
Prima Facie Evidence: Save in the case of manifest error and subject to 10 (ten) days notice from the Lender causing no reasonable protest from the Parent in such regard, the books and accounts of the Lender shall always be considered prima facie evidence so that the payment of any amount being claimed by the Lender as due and payable cannot be suspended or withheld by a Borrower by reason of a dispute on what is due and payable. Payment by a Borrower is without prejudice, however, to the obligation of the Lender to repay any amount collected or received in excess.

11.	FEES

11.1
Up-front Fee: The Parent shall pay an up-front fee of 0.080 % flat on the aggregate Facility, which up-front fee is payable in the Base Currency with 50 % on the Signing Date and 50 % on the Closing Date.

11.2
Commitment Fee: The Parent shall pay to the Lender a commitment fee (the “Commitment Fee”) accruing from the Signing Date and calculated quarterly in arrears on 31 March, 30 June, 30 September and 31 December, first time 31 March 2008, as 35 % p.a. of the applicable Margin at any time on the undrawn, uncancelled amount of the Commitment, and on the basis of the actual number of days elapsed and a calendar year of 360 days. Accrued Commitment Fee is payable in the Base Currency on the above calculation days and on the date the Commitment is cancelled in full. A change of Margin according to Clauses 6.6 (Margin Adjustment), 6.8 (Delivery of Margin Certificate), 6.9 (Confirmation of Margin Certificate), 6.10 (New Determination of Margin) and 6.11 (Retrospective Adjustment of Margin) shall also apply to the calculation of Commitment Fee.

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12.	GUARANTEES AND INDEMNITY

12.1	Guarantee and Indemnity: The Guarantor unconditionally and irrevocably guarantees as primary obligor and not merely as surety to the Lender:

(a)	the due and punctual performance by each of the Borrowers of all their respective obligations under or in respect of the Finance Documents;

(b)
the due and punctual payment by each of the Borrowers of any and all sums, which are now or at any time hereafter will be payable by such Borrowers under or in connection with the Finance Documents (including, without limitation, principal, interest, default interest, fees and other costs payable as a result of the occurrence of an Event of Default); and

(c)
to indemnify the Lender immediately on demand against any losses, liabilities or any other costs suffered, incurred or paid or to be paid by it if, any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the loss, liability or cost under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover.

12.2
Continuing Guarantee: This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

12.3
Reinstatement: If any payment by any Borrower or the Guarantor or any discharge given by the Lender (whether in respect of the obligations of any Borrower or the Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Borrower or the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Borrower or the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

12.4
Waiver of Defences: The obligations of the Guarantor under this Clause 12 will not be affected by an act, omission, matter or thing which, but for this Clause 12, would reduce, release or prejudice any of its obligations under this Clause 12 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Borrower or the Guarantor or other person;

(b)	the release of any Borrower or the Guarantor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or the Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Borrower or the Guarantor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under the Finance Documents or any other document or security; or

(g)	any insolvency or similar proceedings.

12.5
Guarantor Intend: Without prejudice to the generality of Clause 12.4 Waiver of Defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

12.6
Immediate Recourse: The Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 12. This waiver applies irrespective of any law or any provision under any of the Finance Documents to the contrary.

12.7	Appropriations: Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 12.

12.8
Deferral of the Guarantor's Rights: Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

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(a)	to be indemnified by any Borrower; and/or

(b)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Borrowers under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender.

12.9	Additional Security: This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Representations and Warranties: Each Borrower and the Guarantor hereby represents and warrants for itself to the Lender that:

13.1.1	Corporate Existence: It is a duly organised and validly existing entity under the law of its jurisdiction of incorporation;

13.1.2	Ultra Vires Activities: It is not engaged in any business activities other than allowed for in its Articles of Association;

13.1.3
Powers and Authorisations: The execution and delivery of the Finance Documents and the transactions contemplated herein are within its power and authority and have been duly authorised by proper corporate resolutions and/or other necessary actions and will not violate any laws, rules or regulations applying to it;

13.1.4
License and Registration: Any and all authorisations, consents, licenses or approvals of (if any) and all registrations and filings with any administrative agency or governmental or other body required pursuant to the laws of the Kingdom of Denmark and the laws of any other relevant jurisdiction in connection with the signing and execution by it of the Finance Documents or for the performance by it or for the validity and enforceability of the terms hereof have been made or obtained as the case may be;

13.1.5
Validity and Enforceability: The Finance Documents constitute legal, valid and binding obligations of the relevant Borrower and the Guarantor and - to the knowledge of the Borrower and the Guarantor - are enforceable in accordance with their terms;

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13.1.6
Performance: The performance or undertaking by a Borrower and the Guarantor of the obligations set out in the Finance Documents will - to the knowledge of the Borrower and the Guarantor - not contravene any applicable law or regulation or any agreement binding upon it;

13.1.7	Information:

a)
All information provided by the Borrowers, the Parent and the Guarantor to the Lender is true and accurate in every material respect and all information relevant to the provision of the Facility has been disclosed to the Lender;

b)	The financial projections contained in the Bank Case have been prepared on the basis of recent historical information and on the basis of reasonable assumptions;

c)
Nothing has occurred or been omitted from the Bank Case and no information has been given or withheld that results in the information contained in the Bank Case being untrue or misleading and which could reasonably be expected to have a Material Adverse Effect;

13.1.8	Pari Passu: It’s obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated obligations (unless mandatorily preferred by law);

13.1.9	No Default: No Event of Default has occurred and none will occur as a result of the exercise of its rights or the performance of its obligations under the Finance Documents;

13.1.10
No Material Adverse Change: Since the annual audited consolidated financial statements for the Group as per 31 December 2006 and the quarterly unaudited consolidated financial statements for the Group as per 30 September 2007 were drawn up no circumstance or condition has occurred which could reasonably be expected to have a Material Adverse Effect on the Parent or the Group (seen as a whole);

13.1.11
No proceedings pending or threatened. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect on the Parent or the Group (seen as  a whole) have (to the best of its knowledge and belief) been started or threatened against it or any of the Group Companies;

13.1.12	Repetition. The Repeating Representations are deemed to be made by the Borrowers and the Guarantor by reference to the facts and circumstances then existing on:

a)	the date of each Drawdown Request and the first day of each Interest Period;

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b)	in the case of an Additional Borrower, the day on which the Subsidiary becomes (or it is proposed that the Subsidiary becomes) an Additional Borrower;

c)	the date of delivery of a Margin Certificate to the Lender; and

d)	the date of delivery of a Selection Notice to the Lender.

14.	COVENANTS

14.1
Covenants: Each Borrower and the Guarantor hereby on its own behalf covenants and undertakes vis-à-vis the Lender that for as long as the commitment of the Lender is in force or the Facility or any other amount remains outstanding under this Agreement:

14.1.1	Obligations: to discharge all its obligations as they fall due, including all undisputed indebtedness, operation expenses and taxes;

14.1.2
Events of Default: forthwith to inform the Lender upon that Borrower or the Guarantor becoming aware of the occurrence or the threatening occurrence of an event which would constitute an Event of Default, and provide the Lender with full details of any steps which the relevant Borrower or the Guarantor is taking or considering to take, in order to remedy or mitigate the effects of such event or otherwise in connection therewith; the relevant Borrower or the Guarantor shall supply to the Lender promptly at any time, if the Lender so requests, a certificate signed by Authorised Persons on its behalf certifying that: (i) no Event of Default is outstanding or, if an Event of Default is outstanding, specifying the Event of Default and the steps, if any, being taken to remedy it; and that (ii) no threatening Event of Default seems likely to occur;

14.1.3
Pari Passu Ranking: to procure that the obligations of each Borrower under this Agreement do and will rank at least pari passu in all respects with all that Borrower’s other present and future unsecured obligations towards any third party (apart from obligations mandatorily preferred by law);

14.1.4
Execution of Further Documents: to issue and/or execute any such further assurances and documents required by law, or which the Lender reasonably considers necessary or expedient to establish, maintain, preserve or protect the Lender’s rights under these terms and generally to carry out the true intent of these terms;

14.1.5
Annual Financial Statements: The Parent, the Guarantor and each of the Borrowers agrees to deliver to the Lender as soon as they become available and in any event, no later than 120 days after the end of the financial year as per 31.12, it’s annual audited consolidated financial statements;

14.1.6
Quarterly Financial Statements: The Parent agrees to deliver to the Lender as soon as they become available and in any event, no later than 75 days after the end of each financial quarter as per 31.03, 30.06, 30.09 and 31.12, it’s quarterly unaudited consolidated financial statements;

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14.1.7	Budget: The Parent agrees to deliver to the Lender no later than 15 days after the commencement of each financial year end, the consolidated working budget for the Group for the coming financial year;

14.1.8
Bank Case: If the Bank Case for the Target and the Group is amended due to changes in assumptions, or provisions in the Acquisition Documents or in the projected financial statements or for any other reason prior to Closing and/or the Effective Date and/or materially is amended at a later time, the Original Borrower is required to provide and updated Bank Case to the Parent and the Lender for their acceptance;

14.1.9	Other Information: The Parent, the Guarantor and each of the Borrowers agrees to promptly notify the Lender:

a)
If it disposes of assets or a series of assets other than set out in Clause 14.1.10 below (including for the purposes of this Clause 14.1.9 enters into a sale and lease back arrangement) and the value of the asset or assets exceed 10 % of the total assets of the Group;

b)
If it sells or otherwise disposes of a material Group Company (which for the purpose of this Clause 14.1.9 shall mean any company in the Group where either (a) its EBITDA is equal to or greater than 10 % of the consolidated EBITDA of the Group, or (b) its turnover to third parties is equal to or greater than 10 % of the aggregate turnover of the Group, or (c) the value of its gross assets is equal to or greater than 10 % of the aggregate value of all gross assets owned by the Group, with profits, turnover and value of assets being measured as at the end of each accounting year);

c)	If it does not receive any competition authority approval filed for following the signing of the Acquisition Documents;

d)	If it changes its accounting principles for any reason or appoint new auditors, without the prior consent from the Lender;

e)	Of any event which have occurred or may occur which may have a Material Adverse Effect; and

f)
Of any Event of Default or potential Event of Default of which it becomes aware providing a reasonably detailed description thereof and it will promptly notify the Lender of any facts and circumstances;

14.1.10
Disposal of Assets: The Borrowers and the Guarantor will not dispose of any asset or series of disposals of assets which disposal would cause a Material Adverse Effect. The Borrowers and the Guarantor will also ensure that no Group Company will dispose of any asset or series of disposals of assets if such disposal would have a Material Adverse Effect. These restrictions do not, however, apply to:

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a)	sales in the ordinary course of business; or

b)	disposals on arm’s length terms for fair market value;

14.1.11
Negative Pledge: The Borrowers and the Guarantor will not create or permit any security (“Security”) for Financial Indebtedness over any of its assets. It will also ensure that no Group Companies creates or permits any Security for Financial Indebtedness over any of its assets. These prohibitions do not, however, apply to the following:

14.1.11.1	any Security already in existence at the date of this Agreement;

14.1.11.2	liens arising by operation of law;

14.1.11.3
any Security on any asset of any company existing at the time that company is acquired by a member of the Group. This exception will, however, only apply to an acquisition made after the date of this Agreement where the Security is:

(a)	not created in contemplation of that acquisition;

(b)	remains confined to the asset it covered at the date of the acquisition; and

(c)	does not Secure any indebtedness not secured by it at the date of the acquisition;

14.1.11.4
any Security created on any asset acquired after the date of this Agreement to secure Financial Indebtedness incurred solely for the purpose of financing all or any part of the purchase price or acquisition cost of that asset. This exception will, however, only apply if the Security remains confined to that asset and attaches at the time of its acquisition;

14.1.11.5	any Security created with the prior written consent of the Lender;

14.1.11.6
any Security arising out of the refinancing of any Financial Indebtedness secured by any Security permitted by any of sub-clause (1), (2), (3), (4) or (5). This exception will, however, only apply if the amount of that Financial Indebtedness is not increased and is not secured by any additional assets;

14.1.11.7	any Security which represents existing or future indebtedness secured by means of a mortgage on real estate in Denmark or assumed in the ordinary course of business; or

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14.1.11.8	any other Security securing Financial Indebtedness if the aggregate book value of the assets covered by such Security does not exceed 10 % of the total assets of the Group;

14.1.12
Insurance: The Borrowers and the Guarantor will effect and maintain and will ensure that the Group Companies effects and maintains insurance against risks relating to its activities, property, assets and liabilities at commercially prudent levels;

14.1.13
Compliance with Laws: The Borrowers and the Guarantor will comply, and will ensure that the Group Companies complies in all material respects, with all applicable laws and regulations, and the terms of all consents, authorisations, permits and licences, which, for the avoidance of doubt, shall include environmental laws and permits and authorisations;

14.1.14
Change of Business: The Borrowers and the Guarantor shall procure that no substantial change is made to the general nature of the business of the Borrowers or the Group from that carried on at the date of this Agreement without the consent of the Lender, such consent not to unreasonably withheld;

14.1.15
Merger. No Borrower or Guarantor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, which could reasonably be expected to have a Material Adverse Effect and the Parent and any Borrower shall only enter into any such amalgamation, demerger, merger or corporate reconstruction if the Parent or Borrower shall be the surviving company.

15.	EVENTS OF DEFAULT

15.1	Any of the following events shall be deemed to constitute an event of default under this Agreement:

15.1.1
Payment Failure: Failure by a Borrower to pay promptly and for value on the due date any sum whatsoever due for payment by a Borrower to the Lender under this Agreement except that any failure to pay any amount when due shall not constitute an Event of Default if such failure is due to a clerical error or is remedied within 3 (three) Banking Days following the remittance by the Lender of a written Notice to the relevant Borrower of such payment failure;

15.1.2
Other Non-compliance: If a Borrower fails in complying with any other of its obligations according to this Agreement, after having received 10 (ten) Banking Days’ Notice from the Lender of such failure;

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15.1.3
Misrepresentation. Any representation or statement made or deemed to be made by a Borrower or the Guarantor in the Finance Documents or any other document delivered by or on behalf of a Borrower or the Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

15.1.4
Validity and Enforceability: If a Finance Document or any other instrument or document delivered hereunder has not been duly authorised, executed and delivered or does not constitute legal, valid and binding obligations of a Borrower or the Guarantor enforceable against that Borrower or the Guarantor in accordance with its terms or cease to be enforceable by the Lender for any reason whatsoever;

15.1.5
Null and void: If this Agreement or any of the provisions thereof shall at any time for any reason cease to be in full force and effect, be declared void or shall be repudiated by a Borrower or the Guarantor or the validity or enforceability thereof shall at any time be contested by a Borrower or the Guarantor, or a Borrower or the Guarantor shall deny it has any or any further liability or obligation thereunder;

15.1.6	Inability: If a Borrower or the Guarantor is unable or admits its inability to pay its debts;

15.1.7
Liquidation and Bankruptcy: If a Borrower or the Guarantor goes into voluntary liquidation or is wound-up, suspends payments (de facto or by petition to the applicable authorities), seeks a composition in respect of any Financial Indebtedness, is declared bankrupt, is dissolved, liquidated, reconstructed or petitions are raised for dissolution, liquidation or bankruptcy, or similar proceedings are instituted by or against that Borrower or the Guarantor;

15.1.8	Cross Default: Any Financial Indebtedness of the Borrowers or the Parent:

15.1.8.1	is not paid or repaid when due or within any originally applicable grace period; or

15.1.8.2	becomes capable of being declared due and payable before its stated date of payment,

unless (i) the amount of Financial Indebtedness to which subclause 15.1.8.1 or 15.1.8.2 applies does not exceed USD 10,000,000 (or the equivalent in any other currency) in total, or (ii) such Financial Indebtedness is paid in full within one month from its due date, or (iii) such Financial Indebtedness is contested (excepting for the avoidance of doubt contest of Lender’s claim of cross default) in good faith by the relevant Borrower or the Parent through appropriate proceedings;

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15.1.9	Ownership of the Group Companies. A Borrower (other than the Parent) is not or ceases to be a Subsidiary of the Parent;

15.1.10	Unlawfulness. It is or becomes unlawful for a Borrower or the Guarantor to perform any of its material obligations under the Finance Documents;

15.1.11	Repudiation. A Borrower or the Guarantor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

15.2
No Implied Waiver: Any remedy period granted as per Clause 15 (Events of Default) or any other time or waiver otherwise granted by the Lender in connection with the occurrence of an Event of Default shall have no consequences as to any costs, increased interest or other amount payable by the relevant Borrower or the Guarantor following the occurrence of that Event of Default.

16.	INCREASED COSTS

16.1
Notification: If as a result of any change in, or any change in the interpretation or application of, any law or regulation or any other provision having a similar effect (whether having the force of law or not) or compliance with any regulation made after the date of this Agreement, (including any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) the Lender incurs an Increased Cost then and in each such case the Lender shall notify the Parent in writing of such Increased Cost promptly upon it becoming aware of the same and the Parent shall either:

16.1.1
Compensation Payment: pay to the Lender such amount as shall compensate the Lender for such Increased Cost relating to this Agreement upon demand from time to time by the Lender. The Borrower may request reasonable evidence including details of the Increased Cost and the events giving rise to it, but the Lender does not necessarily need to disclose any information which is, in its reasonable opinion, confidential or if disclosure would be contrary to any of its banking policies as such banking policies are evidenced in writing; or

16.1.2	Prepayment: prepay the Loan in accordance with Clause 8 (Prepayment and Cancellation); or

16.1.3	Transfer of Loan: enter into negotiations with the Lender as set out in Clause 19 (Mitigation) (unless to do so might, in the opinion of the Lender be prejudicial to the Lender.

16.2
Clause 16 (Increased Costs) does not apply to any Increased Cost provided for by the operation of Clause 10.1.3 (Tax Indemnity) or attributable i) to any change in the rate of tax on overall net income of the Lender; or ii) to any mandatory cost existing and levied at the date hereof as a result of any regulatory requirement.

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17.	FORCE MAJEURE AND SIMILAR EVENTS

17.1
Force Majeure: The Lender and/or the Borrower/Parent/Guarantor shall not be liable for any failure by such party to perform, or delays in performing, the whole or any part of this Agreement due to reason of any causes beyond such party’s reasonable control (including but not limited to war, acts of war or civil commotion, floods, electricity power cuts, storms, action or regulation of any governmental body or local authority, from strikes, employees’ meetings regarding matters concerning the trade, blockades or boycotts or from other work stoppages relating to the collective agreements). Such events will constitute force majeure.

17.2
Similar Events: Notwithstanding any other provisions of this Agreement, the obligation of the Lender to make or maintain the Loan shall cease if funds in the stipulated currency, markets, interest rates or interest periods are unavailable or subject to conditions under which the Lender cannot reasonably fulfil its obligations under this Agreement.

18.	ACCELERATION

18.1
Event of Accelerated Repayment: Each of the following events, (“Event of Accelerated Repayment”), shall be deemed to constitute an event the occurrence of which shall warrant a demand from the Lender for the immediate - and no later than 10 (ten) days - repayment of the Facility and any other outstanding hereunder:

18.1.1	Illegality: the making or maintaining of the Facility in full or complying with the Finance Documents becomes unlawful by any applicable law or regulation;

18.1.2	Event of Default: the occurrence of an Event of Default as per Clause 15 above (Events of Default);

Consequences. Should an event of illegality or an Event of Default occur and the Lender in its reasonable opinion determines that the Event of Default is incapable of remedy within a period of 30 days from the occurrence of the relevant event, the Lender is entitled to demand immediate repayment of the outstanding Loan(s) in respect of which such event of illegality or Event of Default has occurred with the addition of accrued interest thereon - and in case of an Event of Default - in addition to (subject to receipt of documentation of such costs) any costs and expenses, loss or damage including but not limited to loss of margin to the Lender) incurred by the Lender resulting from the event and from the resulting termination of the Facility provided that any breakage costs or any loss of Margin shall be calculated on the basis of the period until the next Interest Payment Date(s) in respect of any Loan(s) forming part of the Facility, any reasonable costs in connection with steps to protect the Lender’s interests, any costs or loss sustained or incurred in connection with the funding of Loans under the Facility in the market, any costs or loss which the Lender may sustain because the Facility cannot be re-employed at the same rate of interest as provided for in this Agreement and for any other reason whatsoever.

18.2
Event of Accelerated Repayment: Should any Event of Accelerated Repayment as per Clause 18 (Acceleration) occur the Lender is entitled to demand immediate repayment of the Facility together with any interest due but unpaid, and any costs incurred in such connection (including unwinding costs).

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18.3
Default Interest: After the occurrence of an Event of Default, interest on the outstanding Loans under the Facility and all other sums due shall be calculated at the rate of the Default Interest as per Clause 7 (Default Interest) until the Event of Default is remedied or the Facility and such other sums are discharged.

19.	MITIGATION

19.1	Mitigation: If circumstances arise in respect of the Lender which would, or would upon the giving of notice, result in:

19.1.1
a Borrower or the Guarantor being obliged to pay to the Lender additional amounts pursuant to Clauses 10.1.3 (Tax Indemnity), 10.1.4 (Gross-up) or any amounts pursuant to Clause 16 (Increased Costs); or

19.1.2	a Borrower or the Guarantor being obliged to repay the Loan pursuant to Clause 18 (Acceleration);

then, without in any way limiting, reducing or otherwise qualifying the relevant Borrower’s and the Guarantors obligations under Clauses 10.1.3 (Tax Indemnity), 10.1.4 (Gross-up) or 16 (Increased Costs) the Lender shall in consultation with that Borrower or the Guarantor take such reasonable steps as may be open to them to mitigate or remove such circumstances, including (without limitation) by way of transfer of their rights and obligations under this Agreement to another bank or financial institution acceptable to that Borrower and the Guarantor for a consideration agreed between the Lender and the prospective transferee, unless to do so might (in the reasonable opinion of the Lender) be prejudicial to the Lender.

20.	CURRENCY INDEMNITY

20.1
Indemnity: If the Lender receives an amount in respect of a Borrower’s liability under the Agreement or if that liability by a court order is converted into a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under the Agreement:

20.1.1	Conversion Loss: that Borrower or the Guarantor shall indemnify the Lender as an independent obligation against any loss or liability arising out of or as a result of the conversion; and

20.1.2
Payment of Deficit: if the amount received (the “Relevant Amount”) by the Lender, when converted into the Contractual Currency at a market rate in the usual course of its business, is less than the amount owed in the Contractual Currency, that Borrower or the Guarantor shall forthwith pay to the Lender an amount in the Contractual Currency equal to the deficit and if the Relevant Amount is more than the amount owed in the Contractual Currency, the Lender shall pay to that Borrower an amount in the Contractual Currency equal to the Margin; and

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20.1.3	Exchange Costs and Taxes: that Borrower or the Guarantor shall pay to the Lender any exchange costs and Taxes payable in connection with any such conversion.

20.2	Waiver: A Borrower waives any right it may have in any jurisdiction to pay any amount under the Agreement in a currency other than that in which it is expressed to be payable.

21.	OTHER INDEMNITIES

21.1
Subsequent Fees and Costs: The Parent shall indemnify and/or reimburse the Lender against or for all reasonable costs and expenses (subject to receipt of documentation of such costs) (including, but not limited to the internal cost to the Lender (as determined by the Lender in its reasonable opinion) towards administration of the Facility upon the occurrence or threatening occurrence of an Event of Default communicated to a Borrower and the Parent by the Lender) incurred by them:

21.1.1
in protecting any of their rights, in enforcing any claim against the relevant Borrower or in suing for or recovering any sum due to it under this Agreement or any opinion or document contemplated hereby, subject to such expenses and costs being incurred as a consequence of the relevant Borrower not complying with the terms of this Agreement as determined by the Lender;

21.1.2	as a result of an amendment to this Agreement or any document contemplated hereby, subject to such amendment being required for reasons attributable to a Borrower.

21.2
Default Interest: All such costs and expenses incurred by the Lender and reimbursable by the Parent as per 21.1 (Subsequent Fees and Costs) shall carry interest for the period commencing at the lapse of 14 (fourteen) days from the day written demand was made by the Lender to the Parent until the day the Lender receives reimbursement at the rate of the Default Interest as per Clause 7 (Default Interest).

21.3
Amendments: In respect of any amendment to this Agreement (including alterations or addenda to the body of this document or to any Schedule hereto or any other arrangement carried out with the purpose of amending the terms herein) requested by the Parent and agreed to by the Lender, the Parent shall indemnify and/or reimburse the Lender for any reasonable cost and expenses incurred by it in arranging the amendment(s) requested.

21.4
Base Currency Excess: If the aggregate outstanding under this Facility, including outstanding in Optional Currencies converted into the Base Currency using the exchange rate applied by the Lender, exceeds 105 % of the aggregate Facility in the Base Currency due to currency fluctuations or for other reasons measured over the preceding 3 months period, the Borrowers or the Guarantor shall prepay the amount of such excess on demand by the Lender.

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22.	ASSIGNMENT

22.1
Assignment by the Borrower: The Borrowers and the Parent may not assign, transfer, novate or dispose of any of its rights or obligations hereunder without the prior written consent of the Lender, which may be denied by the Lender at its sole discretion.

22.2	Assignment by the Lender: The Lender may without costs or increased obligations to any of the Borrowers (with respect to gross-up or otherwise), at any time:

a)
assign, transfer, novate or sub-participate all or any of its rights and benefits and obligations under this Agreement within its group (either to a parent company of the Lender or to a subsidiary of the Lender) provided that the assignee provable is capable of continuing to fulfil the obligations of the assignor; or

b)	sub-participate (silent participation) any of its rights and benefits and obligations under this Agreement to other banks or companies, or

c)
assign, transfer, novate or sub-participate all or any of its rights and benefits and obligations under this Agreement to other banks or companies, subject to the Parent’s prior approval not to be unreasonably withheld.

22.3	Disclosure: The Lender may disclose to any person with whom it is proposing to enter, or has entered into, any kind of assignment, transfer, novation or sub-participation:

22.3.1	a copy of the Agreement; and/or

22.3.2	any information which the Lender has received under or in connection with this Agreement.

The right to assign, transfer, novate or sub-participate is subject to the cost and expense being paid by the assignee Lender entering into such transaction;

22.4
Legal requirement to disclose: The Lender may in any event disclose information obtained in connection with this Agreement to a third party where such disclosure is required by applicable law or regulation so requires.

23.	CHANGES TO THE BORROWERS

23.1
Additional Borrowers: Subject to the following provisions of this Clause 23 (Changes to the Borrowers), the Parent may request that any Group Company becomes an Additional Borrower under the Agreement guaranteed by the Guarantor according to Clause 12 (Guarantees and Indemnity).

23.2	Lender’s Discretion: Upon receipt of such request as referred to in Clause 23.1 (Additional Borrowers) from the Parent, the Lender:

23.2.1	shall within 10 (ten) days notify the Parent of its decision as to whether to accept the relevant Group Company as an Additional Borrower; and

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23.2.2	shall be obliged to give a reason, justification or explanation for its decision if the request is denied.

23.3	Information: Subject to Clause 23.2 (Lender’s Discretion) the relevant Group Company shall become an Additional Borrower if:

23.3.1	the Lender approves the addition of that Group Company;

23.3.2	the Parent confirms that no Event of Default is continuing or would occur as a result of that Group Company becoming an Additional Borrower; and

23.3.3
the Lender has received all of the documents and other evidence set out in Clause 4.1 (Conditions Precedent) in relation to that Additional Borrower each in form and substance satisfactory to the Lender and an Accession Letter to this Agreement executed by the Additional Borrower, the Parent and the Guarantor.

23.4
Notification of Receipt of Clause 23.3.3 Documentation: The Lender shall notify the Parent promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required under Clause 23.3.3.

23.5
Repetition of Representations: delivery of an Accession Letter constitutes confirmation by the relevant member of the Group that the representations and warranties referred to in Clause 13 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

23.6
Resignation of a Borrower: The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Lender a Resignation Letter substantially in the form set out in Schedule 4 (Resignation Letter).

23.7	Acceptance of the Resignation Letter: The Lender shall accept a Resignation Letter and notify the Parent of its acceptance if:

23.7.1	the Parent has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

23.7.2	no payment is due from the relevant Borrower and the relevant Borrower has no further liabilities to the Lender; and

23.7.3	the relevant Borrower is under no contractual or contingent obligations as a Borrower under the Finance Documents.

23.8
Notification of Acceptance of Resignation: Upon notification by the Lender to the Parent of its acceptance of the resignation of the relevant Borrower, that Subsidiary shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

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24.	LIABILITY

24.1
Several Liability: The obligations of each Borrower under the Finance Documents are several and not joint, however subject to the Guarantors obligations in accordance with Clause 12 (Guarantees and Indemnity).

25.	SET-OFF

25.1
Set-Off: The Lender may set-off any matured obligation from the Borrowers under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the relevant Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation into the Base Currency using the exchange rate applied by the Lender and/or other currency at the Lenders discretion for the purpose of the set-off.

26.	BORROWER’S AGENT

26.1
Each Borrower irrevocably appoints the Parent as its agent in relation to the Finance Documents for the purposes of executing and delivering any Notice of Drawdown, any Accession Letter and other documents required pursuant to the Finance Documents on its behalf and generally agreeing and executing any notices, documents, consents, waivers and amendments (howsoever fundamental and notwithstanding any increase in obligations of or other effect on a Borrower) entered into in connection with the Finance Documents (including confirmation of continuation of obligations in connection with any modification, waiver or amendment in relation to the Facility) and receiving and acknowledging on its behalf all amendments and other notices delivered to it pursuant to the terms of the Finance Documents.

27.	COMMUNICATIONS

27.1
Communications: All notices, advice, statements, requests, demands and other communications (all of which hereinafter in this Clause and for the purposes of the Agreement called “Notice”) shall be made in writing and in the English language and shall be given or made (unless provided otherwise in this Agreement) by airmail or air courier (but then, in the event of non routine Notices, to be confirmed by airmail), facsimile, telegram or cable and shall be addressed as follows

In the case of the Parent and the Guarantor to:

Danfoss A/S
(CVR-no 20165715)
Nordborgvej 81
DK-6430 Nordborg
Denmark
Attn.: Palle Dedenroth
Telephone:   +45 74 88 57 72
Facsimile:    +45 74 88 40 70

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In the case of Additional Borrowers to:

Danfoss A/S
(CVR-no 20165715)
Nordborgvej 81
DK-6430 Nordborg
Denmark

Attn.: Palle Dedenroth
Telephone:	+45 74 88 57 72
Facsimile:	+45 74 88 40 70

In the case of the Lender, regarding Contact for Administration / Operational Matters (Drawdown Notice, Selection Notice etc.) to:

Danske Bank A/S
(CVR-no 61126228)
Loans & Deposits (3925)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Attn.: Ole Loeike
Telephone:	+45 45 14 56 56
Facsimile:	+45 45 14 99 78
E-mail:	R3925syn@danskebank.dk

In the case of the Lender, regarding Contact for Credit / Documentation Matters (Margin Certificate, Financial Statements, Budget etc.) to:

Danske Bank A/S
(CVR-no 61126228)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Attn.: Merete Ryvald Christensen
Telephone:	+45 45 14 63 59
Facsimile:	+45 45 12 87 22
E-mail:	specialisedcredits@danskebank.dk

or to such other address as may from time to time be notified in writing by either party to the other, provided that any such variation shall take effect as from the third day after the day of receipt of the respective Notice by the other party (unless a later date should have been notified therein).

27.2	Effectively Given Notice: Any Notice given hereunder shall be deemed received by the party or other entity to whom notice is to be given:

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27.2.1	3 (three) days after the date of sending if sent by airmail; or

27.2.2	2 (two) Banking Days after the date of sending if sent by air courier; or

27.2.3
on the date of transmission if sent by facsimile, telegram or cable unless received on a non-working day or after business hours in the place of receipt, in which event the Notice shall be deemed to have been received on the next following working day in such place.

27.3
No Implied Waiver: The failure of a party to forward any Notice or the failure thereof to arrive shall never be deemed to release the other parties hereto from any of their respective obligations under the Agreement or any other document envisaged hereunder.

28.	APPLICABLE LAW AND LEGAL VENUE

28.1	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

28.2	Jurisdiction: Disputes etc. in connection with this Agreement shall be submitted to the jurisdiction of the City Court of Copenhagen (Københavns Byret).

28.3
Enforceability: The obligations of each Borrower and the Guarantor under this Agreement constitutes unconditional unilateral payment obligations of that Borrower and the Guarantor and shall be enforceable by the Lender in accordance with the provisions of §478, 1st paragraph, no 5 of the Danish Act no 905/1992-11-10 (“Retsplejeloven”).

28.4
Legal Venue: Any dispute arising out of this Agreement which cannot be solved amicable shall subject to Clause 28.3 (Enforceability) be subject to final and binding arbitration in accordance with the rules of the Danish Institute of Arbitration in force from time to time.

28.5
Language: The language of any proceedings as per Clause 28.3 (Enforceability) and 28.4 (Legal Venue) shall be Danish, provided that the Lender and the Parent explicitly agree that neither of the parties hereto shall be required to translate any document filed or produced in preparation of or in connection with such proceedings which has originally been drafted in the English language (including but not limited to this Agreement and the Schedules hereto) into the Danish language as a precondition for the instigation or furtherance of any legal proceedings except to the extent that it is required by law and regulation of mandatory application. In the event that a translation of any document is required pursuant to applicable law and regulation the submission thereof for the purposes of any proceedings shall solely be permissible to the extent that such translation has been prepared by an authorised translator appointed by the Lender at its sole discretion and furthermore provided that any discrepancy or ambiguity in any translated document shall be resolved by reference to the English version thereof. Any cost incurred in connection with such translation shall be for the account of the Parent as set out in Clause 21 (Other Indemnities).

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29.	MISCELLANEOUS

29.1
Entire Agreement: This Agreement constitutes the entire agreement between the Parent, the Borrower and the Guarantor and the Lender in relation to the Facility and such documents shall not be varied in their terms by any oral agreement or representation or otherwise than by a written document of the same date or later than this Agreement executed by or on behalf of the relevant parties.

29.2
Severability: If any term or provision of these terms is to any extent held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms or provisions (and any other application of the said terms or provisions) shall not in any way be affected or impaired.

29.3
No Implied Waiver: No failure or delay on the part of the Lender in exercising any right, power or remedy will operate as a waiver of it nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy.

29.4	Binding Agreement This Agreement and the pertaining documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and permitted assignees.

29.5
Counterparts of Agreement: This Agreement is made in 3 (three) counterparts, 1 (one) for the Parent, 1 (one) for the Guarantor and 1 (one) for the Lender. Each counterpart shall be considered as an original.

30.	SIGNATORIES

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be signed on the date of this Agreement.

Niels Bjørn Christiansen /	Jørgen Mads Clausen /
Jørgen Mads Clausen	Niels Bjørn Christiansen

_____________________________	_____________________________
Danfoss A/S	Danfoss A/S
as the Parent and the Original Borrower	as the Guarantor

Mogens Olesen /
Kurt Olesen

_____________________________
Danske Bank A/S
as the Lender

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SCHEDULE 1

FORM OF DRAWDOWN NOTICE

[LETTERHEAD OF THE BORROWER]

To:	Danske Bank A/S (the “Lender”)
Loans & Deposits (3925)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:       +45 45 14 99 78 or
E-mail: R3925syn@danskebank.dk

Dated: [DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) - Notice of Drawdown

1)	We refer to the Agreement. This is a Notice of Drawdown. Terms defined in the Agreement have the same meaning in this Notice of Drawdown unless given a different meaning in this Notice of Drawdown.

2)	We hereby request that a Loan is made as provided for by Clause 5 (Drawdown) of the Agreement as follows:

•      Amount:
•      Currency:
•      Interest Period:
•      Drawing Date:
•      End Date:

3)	The proceeds of this Loan shall be credited to our account, account number [ ].

4)
We confirm that each of the conditions specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied, that the representations and warranties as per Clause 13 (Representations and Warranties) are true and correct on the date of this request and that no Event of Default is threatening or has occurred.

5)	This Drawdown Notice is irrevocable.

[Place and date]

_____________________________
[BORROWER]
[SIGNATURES OF DULY AUTHORISED PERSONS]

SCHEDULE 2

FORM OF SELECTION NOTICE

[LETTERHEAD OF THE BORROWER]

To:	Danske Bank A/S (the “Lender”)
Loans & Deposits (3925)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:        +45 45 14 99 78 or
E-mail: R3925syn@danskebank.dk

Dated: [DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) – Selection Notice

1)	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2)	We refer to the following Facility [A/B/C Loan] in [identify currency] with an Interest Period ending on [DD Month 20xx].

3)	[We request that the above Facility [A/B/C Loan(s)] be divided into [ ] Facility [A/B/C Loan(s)] with the following Base Currency Amount and Interest Periods]

or

[We request that the next Interest Period for the above Facility [A/B/C Loan] is [   ].]

4)	We request that the above Facility [A/B/C Loan(s)] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]].

5)	The proceeds of any change in currency should be credited to account, account number [ ].

6)
We confirm that each of the conditions specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied, that the representations and warranties as per Clause 13 (Representations and Warranties) are true and correct on the date of this request and that no Event of Default is threatening or has occurred.

7)	This Selection Notice is irrevocable.

[Place and date]

_____________________________
[BORROWER]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 3

FORM OF ACCESSION LETTER

[LETTERHEAD OF THE PARENT]

To:	Danske Bank A/S (the “Lender”)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:      +45 45 12 87 22 or
E-mail:           specialisedcredits@danskebank.dk

From:	[Subsidiary] and Danfoss A/S

Dated: [DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) – Accession Letter

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[SUBSIDIARY] agrees to become an Additional Borrower and to be bound by the terms of the Agreement, and the other Finance Documents as an Additional Borrower pursuant to Clause 23.1 (Additional Borrowers). [SUBSIDIARY] is a company duly incorporated under the laws of [NAME OF RELEVANT JURISDICTION] and is a limited liability company with registered number [NUMBER].

3.	[SUBSIDIARY] administrative details are as follows:

(A)	Address:	[ADDRESS]

(B)	Fax No.:	[NUMBER]

(C)	E-Mail:	[E-MAIL ADDRESS]

(D)	Attention:	[SPECIFY]

4.	This Accession Letter is governed by and construed in accordance with the laws of the Kingdom of Denmark.

[Place and date]

Accepted as Parent and Guarantor:	Accepted as Additional Borrower:

_______________________	_______________________
[PARENT AND GUARANTOR]	[SUBSIDIARY]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 4

FORM OF RESIGNATION LETTER

[LETTERHEAD OF THE PARENT]

To:	Danske Bank A/S (the “Lender”)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:       +45 45 12 87 22 or
E-mail:            specialisedcredits@danskebank.dk

From:	[Subsidiary] and Danfoss A/S

Dated:[DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) – Resignation Letter

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 23.6 (Resignation of a Borrower), we request that [RESIGNING BORROWER] be released from its obligations as a Borrower under the Agreement and the Finance Documents.

3.	We confirm that:

3.1	No Event of Default is continuing or would result from the acceptance of this request;

3.2	No payment is due from [RESIGNING BORROWER] and [RESIGNING BORROWER] has no further liabilities to the Lender; and

3.3	[RESIGNING BORROWER] is under no contractual or contingent obligations as a Borrower under the Finance Documents.

4.	This Resignation Letter is governed by and construed in accordance with the laws of the Kingdom of Denmark.

[Place and date]

_______________________	_______________________
[PARENT]	[RESIGNING BORROWER]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 5

FORM OF BOARD RESOLUTION

The board of directors of [Original Borrower/Additional Borrower] hereby unanimously authorises the utilisation in whole or in part of the facilities made available by Danske Bank A/S (the Lender”) under the USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) between Danfoss A/S (the “Original Borrower”, the “Guarantor” and the “Parent”) and the Lender [and the guarantee by the Guarantor of all of the obligations of [Additional Borrower] under the Agreement].

[Place and date]

__________________________
[ORIGINAL BORROWER] [ADDITIONAL BORROWER]

[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 6

FORM OF POWER OF ATTORNEY

To:	Danske Bank A/S (the “Lender”)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:     +45 45 12 87 22 or
E-mail:          specialisedcredits@danskebank.dk

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) – Power of Attorney

The undersigned [ ], [ ] jointly authorised to sign on behalf of Danfoss A/S (the “Original Borrower”, the “Guarantor” and the “Parent”) [ ], having its office at [ ], hereby authorise

[Name]
[Position]
(the “Attorney”)

Specimen signature of the Attorney: __________________________________________________________

to sign on our behalf the USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) entered into on 4 February 2008 between Danfoss A/S as the “Original Borrower”, the “Guarantor” and the “Parent” and Danske Bank A/S as the “Lender” and any other document which the Attorney may deem appropriate in connection with the Agreement.

This Power of Attorney shall be in force until 4 February 2015 or until the Lender receives a written notice of termination or amendment to this Power of Attorney, in each case duly signed by Authorised Persons of Danfoss A/S as the “Original Borrower”, the “Guarantor” and the “Parent”.

[Place and date]

_______________________
[PARENT]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 7

FORM OF MARGIN CERTIFICATE

To:	Danske Bank A/S (the “Lender”)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:     +45 45 12 87 22 or
E-mail:          specialisedcredits@danskebank.dk

Dated: [DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) – Margin Certificate

1
We refer to the Agreement. This is a Margin Certificate. Terms defined in the Agreement have the same meaning when used in this Margin Certificate unless given a different meaning in this Margin Certificate.

2	We confirm the following financial details for the Calculation Period ending on [DD Month 20xx], with reference to the attached specifications:

a) Consolidated EBITDA:

b) Consolidated Net Interest Bearing Debt:

c) Leverage Ratio:

3	We confirm that no Event of Default has occurred.

[Place and date]

_______________________
[PARENT]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 8

FORM OF CERTIFICATE OF COMPLIANCE

To:	Danske Bank A/S (the “Lender”)
Specialised Credits (4754)
2-12 Holmens Kanal
DK-1092-Copenhagen K
Denmark

Facsimile:     +45 45 12 87 22 or
E-mail:          specialisedcredits@danskebank.dk

Dated: [DD Month 20xx]

Re: USD 600,000,000 Committed Multicurrency Term Loan and Revolving Credit Facilities Agreement dated 4 February 2008 (the “Agreement”) –Certificate of Compliance

1
We refer to the Agreement. This is a Certificate of Compliance. Terms defined in the Agreement have the same meaning when used in this Certificate of Compliance unless given a different meaning in this Certificate of Compliance.

2	We confirm the following financial details for the financial year ending on [DD Month 20xx], with reference to the attached specifications:

a) Consolidated EBITDA:

b) Consolidated Net Interest Bearing Debt:

c) Leverage Ratio:

3	We confirm that no Event of Default has occurred.

[Place and date]

_______________________
[PARENT]
[SIGNATURES OF DULY AUTHORISED PERSONS]

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SCHEDULE 9

BANK CASE

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